Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Class A Common Stock, par value $0.0001 per share, of HCI Grove, LLC and HCI Grove, Management LLC shall be filed on behalf of the undersigned.

HCI Grove, LLC

By:	/s/ Jason H. Karp
Name: Jason H. Karp
Title: Manager

HCI Grove Management, LLC

By:	/s/ Ross Berman
Name: Ross Berman
Title: Manager

Jason H. Karp

By:	/s/ Jason H. Karp

Ross Berman

By:	/s/ Ross Berman